Exibit 77(q)(1)
                                    Exhibits

(e)(1) Amended and Restated Expense Limitation Agreement dated February 1, 2005 between ING Investments, LLC and ING Senior Income Fund with regards to Class A, B, C and Q Shares of ING Senior Income Fund.